UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   December 1, 2009

ZAP
(Exact name of Registrant as specified in its charter)

California	0-303000	94-3210624
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

501 Fourth Street Santa Rosa, CA	95401
(Address of principal executive offices)	(Zip Code)

(707) 525-8658
(Registrant’s telephone number, including area code)

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1.01	Entry into Material Definitive Agreement

As previously disclosed in the Company’s Current Report on Form 8-K filed on February 2, 2010, on January 27, 2010, ZAP (the “Company”) and Samyang Optics Co. Ltd. (“Samyang”) entered into an Investment Agreement pursuant to which Samyang agreed to invest $3 million in convertible notes of the Company (the “Samyang Investment”) and the Company agreed to invest $2 million in Samyang (the “ZAP Investment”).  Pursuant to the Investment Agreement, the Samyang Investment was to be completed by February 15, 2010 and the ZAP Investment was to be completed within one month following the Samyang Investment.

On February 11, 2010, the Samyang Investment was completed through the purchase of a subordinated convertible promissory note of the Company in the principal amount of $3 million dollars by Samyang (the “Note”) pursuant to a note purchase agreement entered into with Samyang dated December 31, 2009.  The unpaid principal balance of the Note accrues interest at a rate of six percent (6%) per annum and all unpaid principal, together with any then unpaid and accrued interest and other amounts payable thereunder, become due and payable on December 31, 2011 (the “Maturity Date”).

In the event the Company consummates, prior to the Maturity Date, a public offering pursuant to a registration statement (an “Offering”), then all principal, together with all accrued and unpaid interest under the Note, shall automatically convert into shares of Common Stock of the Company simultaneously with the closing of the Offering at a price per share equal to 95% of the price at which shares are sold in the Offering.  In the event the Company has not consummated an Offering on or prior to May 30, 2010, all principal, together with all accrued and unpaid interest under the Note, shall automatically convert into shares of Common Stock of the Company at a price per share equal to 90% of the closing price per share.  The shares of Common Stock that the Note shall be converted into shall be restricted securities and shall be subject to resale restrictions under Rule 144.

In connection with the completion of the Samyang Investment, on February 24, 2010 the Company purchased securities of Samyang for an aggregate purchase price of $2 million.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures under Item 1.01 are incorporated into this Item 2.03 by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosures under Item 1.01 are incorporated into this Item 3.02 by reference.

The Note was issued in reliance on an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2010, the Company and each of Bill Hartman, Amos Kazzaz, the Company’s Chief Financial Officer, Chief Operating Officer (each, an “Officer” and collectively, the “Officers”),  and Gary Starr, co-founder agreed to terminate each such Officer’s and Gary Starr's employment agreement with the Company.  The Officers continue to serve in the same positions with the Company, and the Company and the Officers and Gary Starr intend to enter new employment agreements on terms to be determined in the future.

On December 1, 2009, the Compensation Committee of the Board of Directors approved the award of a stock option to purchase one million shares of the Company’s common stock (the “New Stock Option”) to each Officer  and Gary Starr in exchange for the termination of a stock option to purchase one million shares of Common Stock that had been previously granted to each Officer and Gary Starr. The exercise price of the New Stock Options was set at $0.25 per share, which is higher than the closing trading price of the Company’s common stock on the date of grant.  One third of the shares subject to the New Stock Options vested as of the date of grant, and the remainder shall vest ratably each month until vesting is completed on November 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAP

Dated: March 12, 2010	By:	/s/ Steven M. Schneider
Chief Executive Officer